Exhibit 10.10

CREDIT AGREEMENT

Dated as of June 29, 2011

between

TL DOF III HOLDING CORPORATION,

as Lender,

and

TNP SRT CONSTITUTION TRAIL, LLC

as Borrower

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is dated as of June 29, 2011, between TL DOF III HOLDING CORPORATION, a Delaware corporation (“Lender”), and TNP SRT CONSTITUTION TRAIL, LLC, a Delaware limited liability company (“Borrower”).

1.	TRANSACTION

A. Pursuant to the Mortgage Loan Documents (hereinafter defined), M&I Marshall & Ilsley Bank (“Original Lender”) made loans to Constitution Trails, LLC (“Mortgage Borrower”) in the aggregate, original principal amount of $42,467,593 (collectively, the “Mortgage Loan”) to finance the acquisition and development of the Mortgaged Property (hereinafter defined).

B. Pursuant to that certain Loan Sale Agreement, dated as of June 21, 2011, between Original Lender and Borrower, Original Lender agreed to assign and convey to Borrower, and Borrower agreed to purchase from Original Lender, all of Original Lender’s right, title and interest, as lender, in and to the Mortgage Loan and the Mortgage Loan Documents, for a purchase price of $18,000,000 (the “Mortgage Loan Sale Purchase Price”).

C. Subject to the terms and conditions of this Agreement, Lender has agreed to finance a portion of the Mortgage Loan Sale Purchase Price equal to $15,300,000 (hereinafter, the “Loan”).

2.	DEFINITIONS

“Acceptable First Mortgage Lien Financing” shall have the meaning given in Section 7(b) hereof.

“Accepted Servicing Practices” shall mean, with respect to the Mortgage Loan, those servicing practices of prudent lending institutions which service mortgage loans of the same type as the Mortgage Loan.

“Act of Insolvency” shall mean with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party’s request for the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party or another seeking such an appointment or election, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect or (C) is not dismissed within 90 days, (iii) the making by such party of a general assignment for the benefit of creditors or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due.

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.

“Agreement” shall have the meaning given in the Preamble to this Agreement.

“Allonge” means an Allonge to Note in the form annexed hereto as Exhibit B.

“Applicable Amount” shall have the meaning given in Section 4(f) hereof.

“Assignment of Mortgage” shall mean an assignment of the Mortgage in the form annexed hereto as Exhibit C.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Borrower” shall have the meaning given in the Preamble to this Agreement.

“Broker” shall mean Faris Lee Investments.

“Business Day” shall mean any day other than a Saturday, Sunday or other day upon which banks in the State of New York are authorized or required by law to be closed.

“Change of Control” shall mean that the following shall occur without the prior consent of Lender: Thompson National Properties and/or TNP Strategic Retail Trust shall at any time own less than 50% of the direct or indirect beneficial interests in Borrower.

“Closing” shall mean the closing of the making of the Loan by Lender to Borrower pursuant to this Agreement.

“Closing Date” shall mean the date hereof.

“Collateral” shall have the meaning given in Article 5 hereof.

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Deferred Interest” shall have the meaning given in Section 4(a) hereof.

“Eligibility Requirement” means the requirement, with respect to the applicable Person, that such Person (i) has a capital/statutory surplus or shareholders’ equity of not less than $200,000,000 and (ii) regularly engages in the business of making loans.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning given in Section 11(a) hereof.

“Exit Fee” shall have the meaning given in Section 4(e) hereof.

“Foreclosure Proceedings” shall mean the proceedings styled as follows: M&I MARSHALL & ILSLEY BANK, Plaintiff, v. CONSTITUION TRAIL, L.L.LC., ROWE CONSTRUCTION CO. n/k/a ROWE CONSTRUCTION, REINHART GROUNDS MAINTENANCE, INC., LAESCH ELECTRIC, INC., R.G. BRINKMAN COMPANY, TERRY L. CLAUFF, DAVID ROSE, UNKNOWN OWNERS, and NON-RECORD CLAIMANTS, Defendants.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Obligations” shall have the meaning given in Section 22(a) hereof.

“Guarantors” shall mean, collectively, (i) Tony Thompson, an individual whose address is c/o Thompson National Properties, 1900 Main Street, Irvine, California 92614 and (ii) TNP Strategic Retail Trust Inc., a Maryland corporation having an address c/o Thompson National Properties, 1900 Main Street, Irvine, California 92614.

“Income Tax Basis” shall mean United States income tax basis accounting principles consistently applied as in effect from time to time.

“Indemnified Parties” shall have the meaning given in Section 19 hereof.

“Institutional Lender” shall mean a Person which, as of the date of determination, is either (i) a real estate investment trust, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund or Governmental Authority, provided that any such Person specified in this clause (i) satisfies the Eligibility Requirement; (ii) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D of the Securities Act of 1933, as amended, provided that any such Person specified in this clause (ii) satisfies the Eligibility Requirement, (iii) a Person substantially similar to the Persons described in clauses (i) and (ii) of this definition, provided that such Person satisfies the Eligibility Requirement, (iv) a Person which Controls, is Controlled by or is under common Control with any of the Persons described in clauses (i) through (iii) of this definition, provided that such Person satisfies the Eligibility Requirement or (v) an investment fund, limited liability company, limited partnership or general partnership in which a Permitted

Fund Manager or a Person that otherwise qualifies as an Institutional Lender under clauses (i) through (iv) of this definition acts as general partner, managing member or fund manager, provided that not less than 50% of the direct or indirect beneficial interests of such investment fund, limited liability company, limited partnership or general partnership are owned, directly or indirectly, by Persons qualifying as an Institutional Lender under clauses (i) through (iv) of this definition.

“Late Fee” shall have the meaning given in Section 4(d) hereof.

“Maturity Date” shall mean October 31, 2014.

“Mortgage Loan” shall have the meaning given in Article I hereof.

“Mortgage Loan Documents” shall mean the documents evidencing, securing and/or guarantying the Mortgage Loan, which documents are set forth in Exhibit D annexed hereto.

“Mortgage Loan Guaranties” shall mean , collectively, (i) that certain Guaranty of Payment and Completion, dated as of October 12, 2006, by Mortgage Loan Guarantors in favor of Original Lender and (ii) that certain Guaranty, dated as of January 12, 2010, by Mortgage Loan Guarantors in favor of Original Lender.

“Mortgage Loan Guarantors” shall mean, collectively, Roger S. “Steve” Clary, Terry L. Clauff and David Rose.

“Mortgage Loan Sale Purchase Price” shall have the meaning given in Article 1 hereof.

“Mortgaged Property” shall mean Constitution Trail Center, an approximately 198,000 square foot grocery-anchored shopping center located in Normal, Illinois, the legal description of which is annexed hereto as Exhibit A.

“Note” shall mean the Note by Borrower, in the original principal amount of $15,300,000, in favor of Lender of even date herewith.

“Obligations” shall mean, collectively, Borrower’s obligations under this Agreement and the other Transaction Documents, including, without limitation, Borrower’s obligation to pay (i) the principal amount of the Loan (including the component thereof consisting of Deferred Interest), (ii) interest on the Loan, (iii) the Origination Fee, (v) the Exit Fee and (vi) if applicable, the Prepayment Premium, together with all other amounts contemplated by this Agreement.

“Origination Fee” shall have the meaning given in Section 4(e) hereof.

“Omnibus Assignment” shall mean an instrument, in the form of Exhibit E annexed hereto, pursuant to which Borrower assigns to Lender all of its right, title and interest in and to the Collateral, to the extent not assigned by the Allonge or the Mortgage Assignment.

“Original Lender” shall have the meaning given in Article 1 hereof.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Phase II Loan Documents” shall have the meaning given in Section 7(a) hereof.

“Prepayment Premium” shall have the meaning given in Section 4(f) hereof.

“Prohibited Person” shall mean any (1) person or entity who is on the OFAC List; a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, (2) person acting on behalf of or an entity owned or controlled by, any government against whom the United States maintains economic sanctions or embargoes under the Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, including, but not limited to, the “Government of Sudan,” the “Government of Iran,” and the “Government of Cuba,” and any person or organization determined by the Director of the Office of Foreign Assets Control to be included within 31 C.F.R. Section 575.306, any person on the U.S. Department of Defense 55-person Watch List and any person identified by the United Nations 661 Committee pursuant to paragraphs 19 and 23 of the United Nations Security Council Resolution 1483, adopted May 22, 2003, (3) person or entity who is listed in the Annex to or is otherwise within the scope of Executive Order 13224 - Blocking Property and Prohibiting Transactions with Person who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, or (4) person or entity subject to additional restrictions imposed by the following statutes or Regulations and Executive Orders issued thereunder: the Trading with the Enemy Act, 50 U.S.C. app. § § 1 et seq., the Iraq Sanctions Act, Pub. L. 101-513, Title V, § § 586 to 586J, 104 Stat. 2047, the National Emergencies Act, 50 U.S.C. § § 1601 et seq., the Anti-Terrorism and Effective Death Penalty Act of 1996, Pub, L. 104-132, 110 Stat. 1214-1319, the International Emergency Economic Powers Act, 50 U.S.C. § § 1701 et seq., the United Nations Participation Act, 22 U.S.C. § 287c, the International Security and Development Cooperation Act, 22 U.S.C. § 2349aa-9, the Nuclear Proliferation Prevention Act of 1994, Pub. L. 103-236, 108 Stat. 507, the Foreign Narcotics Kingpin Designation Act, 21 U.S.C. § § 1901 et seq., the Iran and Libya Sanctions Act of 1996, Pub, L. 104-172, 110 Stat. 1541, the Cuban Democracy Act, 22 U.S.C. § § 6001 et seq., the Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. § § 6201-91, the Foreign Operations, Export Financing and Related Programs Appropriations Act, 1997, Pub. L. 104-208, 110 Stat. 3009-172, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L, 107-56, 115 Stat. 272, or any other law of similar import as to any non-U.S. country, as each such Act or law has been or may be amended, adjusted, modified, or reviewed from time to time.

“Qualified Insurance Policy” shall mean, with respect to the Premises, (x) fire and extended coverage insurance in an amount equal to the full replacement value of the improvements to the Premises, with premiums fully paid six (6) months in advance, which insurance names Borrower as the insured and loss payee, or is for the benefit of Borrower under a standard mortgagee endorsement, provides for deductibles in amounts not to exceed the lesser of (i) commercially reasonable deductible amounts for hotel properties of similar quality and location to the Mortgaged Property or (ii) deductible amounts contained in applicable insurance policies in place with respect to the Mortgaged Property on the date of this Agreement, is issued by an insurance company acceptable to Lender, and is otherwise satisfactory to Lender as to amounts and types of coverage, (y) if required by Lender in its reasonable determination, flood and/or earthquake insurance and (z) comprehensive general liability insurance in an amount satisfactory to Lender.

“Remittance Date” shall mean the first (1st) calendar day of each month, or the next succeeding Business Day, if such calendar day is not a Business Day.

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Servicing Agreements” shall have the meaning given in Section 20(b) hereof.

“Servicing Records” shall have the meaning given in Section 20(b) hereof.

“Servicing Rights” shall mean Borrower’s right, title and interest in and to any and all of the following: (a) any and all rights to service the Mortgage Loan; (b) any payments to or monies received by Borrower or any other Person for servicing the Mortgage Loan; (c) any late fees, penalties or similar payments with respect to the Mortgage Loan; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of Borrower or any other Person thereunder; (e) escrow payments or other similar payments with respect to the Mortgage Loan and any amounts actually collected by Borrower or any other Person with respect thereto; (f) the right, if any, to appoint a special servicer or liquidator of the Mortgage Loan; and (g) all accounts and other rights to payment related to the servicing of the Mortgage Loan.

“Single-Purpose Entity” shall mean a Person, other than an individual, which is formed or organized solely for the purpose of holding, directly and subject to this Agreement, the Mortgage Loan, does not engage in any business unrelated to the Mortgage Loan and the financing thereof, does not have any assets other than the Mortgage Loan and the financing thereof, or any indebtedness other than as permitted by this Agreement, has its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person, and holds itself out as being a Person, separate and apart from any other Person.

“Transaction Documents” shall mean, collectively, this Agreement, the UCC Financing Statements, the Note, the Allonge, the Assignment of Mortgage, the Power of Attorney and the Omnibus Assignment.

“UCC” shall have the meaning given in Article 5 hereof.

“UCC Financing Statements” shall mean the financing statements filed with the Office of the Secretary of State of Delaware in respect of the Collateral.

“Voluntary Act of Insolvency” shall mean, with respect to Borrower or either Guarantor, the commencement by such party, as debtor, of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law or the commencement of an involuntary case or proceeding under any bankruptcy or analogous law, which case or proceeding was coordinated, facilitated or otherwise directed by Borrower, either Guarantor or any of their respective Affiliates.

3.	LOAN.

(a) On the date hereof, Lender shall lend to Borrower and Borrower agrees to borrow from Lender the principal sum of Fifteen Million Three Hundred Thousand and 00/100 Dollars ($15,300,000.00). Such sum shall be evidenced by the Note of even date herewith.

(a) Any payment made upon the outstanding principal balance of the Loan shall be credited as of the Business Day received, provided such payment is received by Lender no later than 11:00 A.M. (New York time) and constitutes immediately available funds. Any principal payment received after said time or which does not constitute immediately available funds shall be credited upon such funds having become unconditionally and immediately available to Lender.

(b) Upon receipt of all sums owing and outstanding under the Transaction Documents, Lender shall issue a full release of the lien covering the Collateral created by the Transaction Documents.

4.	OBLIGATIONS

(a) Interest shall be payable on the Loan at a rate per annum of 15%, as follows: (i) interest at the rate of 10% per annum shall be payable in advance on each Remittance Date during the term of the Loan; and (ii) interest at the rate of 5% per annum shall accrue on each Remittance Date during the term of the Loan and be added to the Loan (and itself bear interest at a rate per annum equal to 15%). Interest that accrues as aforesaid and is added to the principal amount of the Loan on any Remittance Date is referred to herein as “Deferred Interest”. Subject to the terms of Section 4(f) hereof, Deferred Interest shall be repaid, together with the balance of the principal amount of the Loan, on the Maturity Date. Notwithstanding any contrary term set forth in this Agreement, (i) on the Closing Date, Deferred Interest in respect of the period June 29 through June 30, 2011 shall be added to the Loan on July 1, 2011 and (ii) on July 15, 2011, Borrower shall pay to Lender $            , representing interest payable on the Loan (other than Deferred Interest) in respect of the period June 29, 2011 through July 30, 2011.

(b) On the Maturity Date, Borrower shall repay the principal amount of the Loan and all other monetary Obligations in full.

(c) During the continuance of an Event of Default, interest shall accrue on the principal amount of the Loan at a rate per annum equal to 20%, 5% of which shall be deferred and added to the principal amount as provided in Section 4(a) hereof.

(d) Borrower shall pay Lender a late fee in respect any amounts due hereunder which become overdue for a period in excess of five (5) days equal to five percent (5%) of such overdue amount (a “Late Fee”). Payment and acceptance of a Late Fee pursuant to this subsection shall not constitute a waiver of any Event of Default and shall not otherwise limit or prejudice any right of Lender hereunder.

(e) Borrower shall pay to Lender, on the Closing Date, a fee equal to $76,500 (the “Origination Fee”). Borrower shall pay to Lender, as and when Borrower repays all or any portion of the Loan, a fee equal to one percent (1%) of the amount being repaid (the “Exit Fee”).

(f) Borrower may prepay the Loan in whole, but not in part, at any time prior to the Maturity Date, provided, however, that (i) all prepayments must be accompanied by accrued, unpaid interest and the Exit Fee and (ii) any prepayment made prior to the last month of the term of this Agreement must be accompanied by the Prepayment Premium. Notwithstanding any contrary term in this Agreement, Borrower may prepay up to $10,000,000 of the Loan on or before December 30, 2011, which such prepayment shall not be subject to the Prepayment Premium (but shall be subject to the Exit Fee, and shall be accompanied by the prepayment of such portion of the principal amount of the Loan that consists of Deferred Interest which has theretofore accrued in respect of the amount being prepaid). For purposes of this Agreement, the term “Prepayment Premium” shall mean the difference obtained by subtracting (i) the sum of (A) all amounts paid on account of the Obligations (excluding the Origination Fee) from (B) the Applicable Amount. For purposes of this Agreement, the term “Applicable Amount” shall mean $22,950,000, provided, however, that the Applicable Amount shall be reduced by $1.50 for every $1.00 that is prepaid on account of the principal amount of the Loan on or prior to December 30, 2011, not to exceed, in respect of such prepayments, $10,000,000.

5.	SECURITY INTEREST

Borrower hereby pledges to Lender all of its right, title, and interest in, to and under the following property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Collateral”), as security for Borrower’s timely payment and performance of the Obligations:

(a) the Mortgage Loan, the Mortgage Loan Documents, the Servicing Rights, the Servicing Agreements, the Servicing Records, all insurance (and the proceeds thereof) relating to the Mortgage Loan and the Mortgaged Property, and all collection and escrow accounts relating to the Mortgage Loan;

(b) all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing; and

(c) all replacements, substitutions or distributions on or proceeds, payments, income and profits of, and records and files relating to any and all of any of the foregoing.

Lender’s security interest in the Collateral shall terminate only upon termination of Borrower’s obligations under this Agreement and the other Transaction Documents. Upon such termination, Lender shall deliver to Borrower such UCC termination statements and other release documents as may be commercially reasonable to evidence the termination of Lender’s security interest in the Collateral. For purposes of the grant of the security interest pursuant to Section 5 of this Agreement, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Lender shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Borrower hereby grants Lender the authority to cause to be filed, at Borrower’s sole cost and expense, in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements and (b) Borrower shall from time to time take such further actions as may be reasonably requested by Lender to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Lender hereunder).

6.	MORTGAGE LOAN DOCUMENTS

No later than one (1) Business Day after the date hereof, Borrower shall deliver to Lender original counterparts of all promissory notes and allonges thereto set forth in Exhibit B annexed hereto, and original counterparts of each of the other Mortgage Loan Documents set forth in Exhibit D annexed hereto (except to the extent the same are not in Borrower’s possession or control, in which event Borrower shall furnish Lender with copies thereof, certified by Borrower as true, complete and correct). From time to time, Borrower shall forward to Lender such additional documents as may evidence any assumption, modification, consolidation or extension of the Mortgage Loan (all of which must be approved by Lender in accordance with the terms of this Agreement). With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Borrower in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Borrower shall deliver to Lender a true copy thereof, certified by Borrower as true, complete and correct. Borrower shall deliver such documents to Lender promptly after its receipt thereof. At the Closing, Borrower shall execute an omnibus power of attorney in the form of Exhibit F annexed hereto irrevocably (the “Power of Attorney”) appointing Lender its attorney-in-fact with full power, after the occurrence and during the continuance of an Event of Default, to take such steps as may be reasonably necessary or desirable to enforce Lender’s rights in respect of the Collateral.

7.	ACQUISITION OF FEE TITLE TO MORTGAGED PROPERTY

(a) If Borrower or its Affiliate acquires fee title to the Mortgaged Property by reason of the foreclosure of the Mortgage or acceptance of a deed in lieu of the foreclosure thereof or otherwise, Borrower (or such Affiliate) shall execute and deliver to Lender mortgage loan documents in customary form, including a mortgage or deed of trust, note, assignment of leases and rents, and environmental indemnity, and Guarantors shall execute and deliver to Lender a customary guaranty of exceptions to the non-recourse nature of the loan and an environmental indemnity. Such documents and instruments are hereinafter referred to as the “Phase II Loan Documents”. Upon the execution and delivery of the Phase II Loan Documents, this Agreement and the other Transaction Documents shall terminate, whereupon Lender shall return the Note to Borrower, marked “cancelled” (unless Lender is unable to locate the same, in which event Lender shall furnish Borrower with other evidence of the satisfaction of the Obligations). The economic terms of the Phase II Loan Documents shall conform to the economic terms set forth in this Agreement, such that Lender’s return shall be the same as the return it would have received, had this Agreement and the other Loan Documents remained in force and effect. Borrower shall be responsible for all of reasonable, third-party costs and expenses incurred by Lender in connection with the negotiation, execution and delivery of the Phase II Loan Documents and the closing of the transactions contemplated thereby, including, without limitation, attorneys’ fees, mortgagee title insurance premiums and fees and survey costs.

(b) Notwithstanding any contrary term set forth in this Agreement, if Borrower (or its Affiliate) secures Acceptable First Mortgage Financing, simultaneously with, or subsequent to, Borrower’s (or such Affiliate’s) acquisition of fee title to the Mortgaged Property, Lender shall subordinate its mortgage lien to the applicable first mortgage lien documents. For purposes of this Agreement, the term “Acceptable First Mortgage Financing” shall mean a mortgage loan, from an Institutional Lender, secured by the Mortgaged Property, the principal amount of which shall not exceed $10,000,000, and the interest rate, financial covenants and other material terms of which are reasonably acceptable to Lender. Such subordination shall be conditioned upon the first mortgagee’s agreement to afford Lender reasonable notice and cure rights in respect of a default by Borrower (or its Affiliate) under the first mortgage loan documents and the right to purchase the first mortgage loan at par upon any acceleration of the first mortgage loan by reason of a default by Borrower (or its Affiliate) under the first mortgage lien documents. Borrower (or its Affiliate) shall be responsible for all third party costs paid or incurred by Lender in connection with such subordination, including, without limitation, reasonable attorneys’ fees.

8.	REPRESENTATIONS

(a) Each of Lender and Borrower represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into the transactions contemplated hereby and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf, (iii) it has obtained all authorizations of any governmental body required in connection with this Agreement and the transactions contemplated hereby and such authorizations are in full force and effect and (iv) the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not violate any law, ordinance or rule applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected.

(b) In addition to the representations and warranties in subsection (a) above, Borrower represents and warrants to Lender that, as of the date of this Agreement and at all times during the effectiveness hereof:

(i)	Organization. Borrower is duly incorporated, validly existing and in good standing under the laws and regulations of the state of Borrower’s formation and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Borrower’s business.

(ii)	Due Execution; Enforceability. The Transaction Documents have been or will be duly executed and delivered by Borrower. The Transaction Documents constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)	Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Borrower of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Borrower with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Borrower, (ii) any contractual obligation to which Borrower is now a party or the rights under which have been assigned to Borrower or the obligations under which have been assumed by Borrower or to which the assets of Borrower are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Borrower, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Borrower, or (iv) any applicable Requirement of Law, in the case of clauses (ii)-(iv) above, to the extent that such conflict or breach would have a material adverse effect upon Borrower’s ability to perform its obligations hereunder. Borrower has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the Purchased Loan and for the performance of its obligations under the Transaction Documents.

(iv)	Litigation; Requirements of Law. Except for the matters listed on Exhibit G, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Borrower, threatened against Borrower or either Guarantor.

(v)	Broker. Borrower has not dealt with any broker, investment banker, agent, or other Person who may be entitled to any commission or compensation in connection with the sale of the Purchased Loan pursuant to the Transaction Documents, other than Broker. Borrower shall pay Broker a commission pursuant to a separate written agreement on the Closing Date.

(vi)	Good Title to Mortgage Loan. The Mortgage Loan is free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), other than the lien of the Transaction Documents, and Borrower is the record and beneficial owner of, and has good and marketable title to, the Mortgage Loan

(vii)	No Default. No Default or Event of Default exists under or with respect to the Transaction Documents.

(viii)	Consents. No consent, approval or other action of, or filing by Borrower with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable).

(ix)	Ownership. The membership interests in Borrower are owned as set forth in the organizational chart attached hereto as Exhibit H.

(x)	Organizational Documents. Borrower has delivered to Lender certified copies of its organizational documents, together with all amendments thereto, if any.

(xi)	No Encumbrances. Subject to the terms of this Agreement, there are (i) no outstanding rights, options, warrants or agreements on the part of Borrower for a purchase, sale or issuance in connection with the Mortgage Loan, and (ii) no agreements on the part of Borrower to issue, sell or distribute the Mortgage Loan.

(xii)	Federal Regulations. Borrower is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.

(xiii)	Taxes. Borrower has filed or caused to be filed all tax returns which to the knowledge of Borrower would be delinquent if they had not been filed on or before the date hereof and has paid all taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with Income Tax Basis accounting; no tax liens have been filed against any of Borrower’s assets and, to Borrower’s knowledge, no claims are being asserted with respect to any such taxes, fees or other charges.

(xiv)

Prohibited Person. None of the funds or other assets of Borrower or either Guarantor constitute property of or are beneficially owned, directly or, to Borrower’s actual knowledge, indirectly, by a Prohibited Person with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the entering into this Agreement by Lender is in violation of law; (b) to Borrower’s actual knowledge, no Prohibited Person has any interest of any nature whatsoever in Borrower with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the entering into this Agreement is in violation of law; and (c) to Borrower’s actual knowledge, none of the funds of Borrower or either Guarantor have been derived from any unlawful activity with the result that the investment in Borrower whether directly or indirectly), is prohibited by law or the entering into this Agreement is in violation of law.

(xv)	The assets of Borrower are not “plan assets” for purposes of ERISA.

9.	COVENANTS OF BORROWER

(a) Borrower shall not release the lien of the Mortgage Loan Documents from all or any portion of the Mortgaged Property, without first obtaining Lender’s consent.

(b) Borrower shall not modify, amend, accept the surrender of, terminate, waive any material term of, or grant any obligor (including Borrower and Mortgage Loan Guarantors) a release of liability under, or permit the assumption of the obligations of the borrower under, the Mortgage Loan Documents, without first obtaining Lender’s consent.

(c) Borrower shall not further pledge, hypothecate or assign the Collateral, or permit there to exist any lien with respect to the Mortgage Loan Documents, other than the lien of the Transaction Documents.

(d) During the continuance of an Event of Default, Borrower shall not make any distributions of net cash flow, capital transaction proceeds or any other amounts to its members.

(e) Borrower shall prosecute the Foreclosure Proceedings in accordance with the written instructions of Lender, and shall not settle, compromise or discontinue the same without the prior consent of Lender. Borrower shall otherwise enforce the terms and conditions of the Mortgage Loan Documents in accordance with Lender’s instructions, including, if Lender so requests, the commencement of an action to enforce the Mortgage Loan Guaranties against Mortgage Loan Guarantors.

(f) Borrower shall, at Borrower’s expense, (i) defend the right, title and interest of Lender in and to the Collateral against all Persons other than Lender and (ii) at Lender’s request, take all action reasonably necessary to ensure that Lender will have a first priority security interest in the Collateral.

(g) Borrower shall furnish Lender, promptly after its receipt or delivery thereof, with a copy of any material correspondence or communication received by Borrower with respect to the Mortgage Loan or the Mortgaged Property, including, without limitation, notice of (i) the occurrence of a default or event of default under the Mortgage Loan Documents, (ii) the occurrence of a fire or other casualty at the Mortgaged Property, (iii) the commencement, or threatened commencement, of any action or proceeding against Mortgage Borrower by any Person other than Borrower and (iv) the commencement, or threatened commencement, of proceedings in eminent domain in respect of the Mortgaged Property.

(h) Borrower shall furnish Lender, promptly after its receipt thereof, with a copy of any notice from Governmental Authorities that the Mortgaged Property is not in compliance with Legal Requirements.

(i) Borrower shall furnish Lender, promptly after its receipt thereof, with copies of any financial statements, balance sheets, rent rolls and other material reports or information pertaining to Mortgage Borrower or the Mortgaged Property delivered by Mortgage Borrower to Borrower.

(j) Borrower shall hold all income received in respect of the Mortgage Loan in trust on behalf of Lender, and shall apply all amounts received on account thereof on account of the Obligations then due and payable.

(k) If Mortgage Borrower requests Borrower’s consent to any act or matter for which the consent of the lender under the Mortgage Loan Documents is required, Borrower shall furnish Lender with a copy of such request. Borrower shall then grant or withhold such consent in accordance with the instructions of Lender. If Mortgage Borrower requests Borrower’s consent as aforesaid, and Borrower is required to act reasonably in connection with the giving or withholding of such consent, Lender shall act reasonably in respect thereto.

(l) At any time from time to time upon the reasonable request of Lender, at the sole expense of Lender, Borrower will promptly and duly execute and deliver such further instruments and documents and take such further actions as Lender may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement, including the first priority security interest granted hereunder and of the rights and powers herein granted (including, among other things, filing such UCC financing statements as Lender may reasonably request).

(m) Borrower shall provide Lender with the following financial and reporting information:

(i)	Within 30 days after the last day of each of the first three fiscal quarters in any fiscal year, Borrower’s unaudited balance sheets as of the end of such quarter, presented fairly in accordance with Income Tax Basis accounting and certified as being true and correct by an officer’s certificate;

(ii)	Within 120 days after the last day of its fiscal year, Borrower’s statements of income and statements of changes in cash flow for such year and balance sheets as of the end of such year, which financial statements shall include, without limitation, reasonable details as to earnings and expenses with respect to the operation of the Mortgage Property, in each case presented fairly in accordance with Income Tax Basis accounting and certified as being true and correct by an officer’s, manager’s or member’s certificate; and

(iii)	Within 30 days after the last day of each calendar quarter in any fiscal year, any and all property level financial information (including, without limitation, rent rolls and income statements) with respect to the Mortgaged Property that Borrower obtains from Mortgage Borrower or otherwise possesses.

(n) Borrower shall at all times comply in all material respects with Legal Requirements and shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(o) Borrower shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with Income Tax Basis accounting.

(p) Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. Borrower shall pay and discharge all taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.

(q) Borrower shall deliver to Lender valid certificates of insurance evidencing the issuance of a Qualified Insurance Policy for the Mortgage Property at least ten (10) Business Days prior to the expiration of the then current insurance policy. Notwithstanding the foregoing, until such time as Borrower or an Affiliate of Borrower acquires title to the Mortgaged Property, Borrower shall be deemed in compliance with the provisions of this Section 10(n) if Borrower furnishes Lender, not less than ten (10) Business Days prior to the expiration of the applicable policy or policies, with evidence that Mortgage Borrower has obtained the insurance coverages required by the Mortgage Loan Documents.

10.	SINGLE-PURPOSE ENTITY

Borrower hereby represents and warrants to Lender that, as of the date hereof and so long as any of the Transaction Documents shall remain in effect:

(a) It is and intends to remain solvent and it has paid and will pay its debts and liabilities (including employment and overhead expenses) from its own assets as the same shall become due.

(b) It has complied and will comply with the provisions of its articles of organization.

(c) It has done or caused to be done and will, to the extent under its control, do all things necessary to observe corporate formalities and to preserve its existence.

(d) It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members and any other Person, and it will file its own tax returns, if any, which are required by law (except to the extent consolidation is required under Income Tax Basis accounting or as a matter of law).

(e) It has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other, shall maintain and utilize separate stationery, invoices and checks, and shall pay to any Affiliate that incurs costs for office space and administrative services that it uses, the amount of such costs allocable to its use of such office space and administrative services.

(f) It has not owned and will not own any property or any other assets other than the Collateral and cash or other assets in connection therewith.

(g) It has not engaged and will not engage in any business other than the acquisition, ownership, financing and disposition of the Collateral in accordance with the applicable provisions of the Transaction Documents.

(h) It has not entered into, and will not enter into, any contract or agreement with any of its Affiliates, except upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with Persons other than such Affiliate.

(i) It has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Transaction Documents and (B) unsecured trade payables, in an aggregate amount not to exceed $100,000.00 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Collateral; provided, however, that any such trade payables incurred by Borrower shall be paid within 60 days of the date incurred.

(j) It has not made and will not make any loans or advances to any other Person, and shall not acquire obligations or securities of any member or any Affiliate of any member or any other Person.

(k) It will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(l) It shall not seek its dissolution, liquidation or winding up, in whole or in part, or suffer any Change of Control, or consolidation or merger with respect to Borrower.

(m) It will not commingle its funds and other assets with those of any of its Affiliates or any other Person.

(n) It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.

(o) It has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.

(p) It shall not take any of the following actions: (i) permit its members to dissolve or liquidate Borrower, in whole or in part; (ii) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity; or (iii) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code, or effect any similar procedure under any similar law, or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of Borrower or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing.

(q) It has no liabilities, contingent or otherwise, other than those normal and incidental to the acquisition, ownership, financing and disposition of the Mortgage Loan.

(r) It has conducted and shall conduct its business consistent with the requirements of being a Single-Purpose Entity.

(s) It shall not hire or engage any employees.

11.	EVENTS OF DEFAULT; REMEDIES

(a) Upon the occurrence, and during the continuance of, an Event of Default, Borrower hereby appoints Lender as its attorney-in-fact for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Lender may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Each of (i) through (xiii) below shall constitute an “Event of Default”:

(i)	Borrower fails to pay interest due on account of the Loan, and such failure continues for five (5) Business Days after the applicable Remittance Date;

(ii)	Borrower fails to pay the Obligations which are monetary in nature in full on the Maturity Date;

(iii)	a Change of Control shall have occurred;

(iv)	an Act of Insolvency shall have occurred with respect to Borrower or either Guarantor;

(v)	Borrower shall violate any of the covenants set forth in Sections 9(a) through (e) hereof;

(vi)	any representation made by Borrower shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated;

(vii)	a final non-appealable judgment by any competent court in the United States of America for the payment of money in an amount greater than $50,000.00 shall have been rendered against Borrower, Guarantor or the Trust, and remained undischarged or unpaid for a period of ninety (90) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Lender;

(viii)	if Borrower’s fails to comply with the provisions of Article 7 hereof upon the acquisition by Borrower (or its Affiliate) of fee title to the Mortgaged Property by the foreclosure or acceptance of a deed in lieu of the foreclosure of the Mortgage;

(ix)	if Borrower shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within thirty (30) days after notice thereof to Borrower from Lender, provided, however, that if such breach or failure is not capable of being cured within thirty (30) days, then the time to cure shall be extended for an additional period, not to exceed sixty (60) days, so long as Borrower commences the curing of such default within thirty (30) days after notice thereof to Borrower, and thereafter diligently prosecutes the curing thereof; or

(x)	the occurrence of an “Event of Default” under any of the other Transaction Documents.

(b) If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Lender:

(A)	Lender may accelerate all Obligations which are monetary in nature;

(B)	Lender may immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Lender may reasonably deem satisfactory, the Collateral. The proceeds of any disposition of the Mortgage Loan effected pursuant to this Section 13(b) shall be applied, (x) first, to the payment of the reasonable costs and expenses incurred by Lender under any of the Transaction Documents in connection with Borrower’s default; and (y) second, to the payment of the Obligations which are monetary in nature.

(ii)	Borrower shall be liable to Lender for (A) the amount of all expenses, including reasonable legal fees and expenses, protective advances, transfer taxes or fees, third-party consultant fees for environmental, appraisal, building condition or other reports or services, actually incurred by Borrower in connection with or as a consequence of an Event of Default, and (B) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.

(iii)	The parties recognize that it may not be possible to sell the Mortgage Loan on a particular date, or in a particular manner because the market for the Mortgage Loan may not be liquid. In view of the nature of the Mortgage Loan, the parties agree that liquidation of the Purchased Loan does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Lender may elect, in its sole discretion, the time and manner of liquidating the Mortgage Loan, and nothing contained herein shall obligate Lender to liquidate the Mortgage Loan on the occurrence and during the continuance of an Event of Default or to liquidate the Purchased Loan in a particular manner or on a particular date.

(iv)	Lender shall have, in addition to its rights and remedies under this Agreement and the other Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Lender and Borrower. Without limiting the generality of the foregoing, Lender shall be entitled to set off the proceeds of the liquidation of the Mortgage Loan against the Obligations, without prejudice to Lender’s right to recover any deficiency.

(v)	Subject to the notice and grace periods set forth herein, Lender may exercise any or all of the remedies available to Lender immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies which Lender may have.

12.	NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted under this Agreement shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by email provided that such email notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address given in Exhibit I or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 12. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (d) in the case of email, upon delivery such email, provided that such email notice was also delivered as required in this Section 12. A party receiving a notice which does not comply with the technical requirements for notice under this Section 12 may elect to waive any deficiencies and treat the notice as having been properly given. For avoidance of doubt, no consent or approval of Lender to any matter for which Borrower requests consent shall be effective, unless given in writing in accordance with the terms of this Section 12.

13.	ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

14.	NON-ASSIGNABILITY

(a) The rights and obligations of Borrower under the Transaction Documents and under the Transaction shall not be assigned by Borrower without the prior written consent of Lender.

(b) Lender may assign its rights and obligations under the Transaction Documents and/or under the Transaction or may issue one or more participation interests with respect to the Collateral, without the consent of, but after prior notice to, Borrower

(c) Subject to the foregoing provisions of this Article 15, the Transaction Documents shall bind, and inure to the benefit of, the parties hereto and their respective successors and/or assigns.

15.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

16.	NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.

17.	CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a) Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or the Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b) To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or the Transaction under this Agreement.

(c) The parties hereby irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address given herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 17 shall affect the right of Lender to serve legal process in any other manner permitted by law or affect the right of Lender to bring any action or proceeding against Borrower or its property in the courts of other jurisdictions.

(d) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

18.	NO RELIANCE

Each of Borrower and Lender hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and the Transaction thereunder:

(a) It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b) It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of the Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c) It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and the Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d) It is entering into the Transaction Documents and the Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation; and

(e) It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or the Transaction thereunder,

19.	INDEMNITY

Borrower hereby agrees to indemnify Lender and Lender’s officers, directors, employees and agents (collectively, the “Indemnified Parties”) from and against any and all loss, cost, claim or expense (including, without limitation, reasonable attorneys’ fees) which may at any time be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement, the other Transaction Documents or the Collateral or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing (including, without limitation, by reason of Lender’s withholding of any request for consent to any act or matter under this Agreement); provided, that Borrower shall not be liable for loss, cost, claim or amount resulting from the gross negligence or willful misconduct of any Indemnified Party. In the event that Lender commences an action or proceeding to enforce its rights under this Agreement or otherwise with respect to the Collateral, Borrower further agrees to reimburse Lender upon demand for all of Lender’s reasonable, third-party costs and out-of-pocket expenses incurred in connection therewith.

20.	SERVICING

(a) Borrower shall service the Mortgage Loan in accordance with Accepted Servicing Practices approved by Lender in the exercise of its reasonable business judgment and maintained by other prudent mortgage lenders with respect to mortgage loans similar to the Mortgage Loan, and subject to the terms and conditions hereof.

(b) Borrower hereby grants Lender a security interest in all servicing records, including but not limited to any and all servicing agreements (the “Servicing Agreements”), files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of the Purchased Loan (collectively, the “Servicing Records”). Borrower covenants to safeguard such Servicing Records (if any are in Borrower’s possession) and to deliver them promptly to Lender or its designee upon Lender’s request.

21.	MISCELLANEOUS

(a) The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(b) The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(c) Without limiting the rights and remedies of Lender under the Transaction Documents, Borrower shall pay Lender’s reasonable actual out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Transaction Documents. Borrower agrees to pay Lender on demand all costs and expenses (including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral and for the custody, care or preservation of the Collateral (including insurance costs) and defending or asserting rights and claims of Lender in respect thereof, by litigation or otherwise. In addition, Borrower agrees to pay Lender on demand all reasonable costs and expenses (including reasonable expenses for legal services) incurred in connection with registering the Collateral in the name of Lender or its nominee.

(d) Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e) This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(f) The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(g) Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

22.	JOINDER BY GUARANTORS

(a) Guarantors hereby jointly and severally guaranty to Lender the full and prompt payment and performance of the Guarantied Obligations. For purposes of this Agreement, the term “Guarantied Obligations” shall mean (i) the payment in full of the Obligations which are monetary in nature upon (I) the occurrence of a Voluntary Act of Insolvency, (II) Borrower’s failure to obtain Lender’s prior consent to (A) Borrower’s release of Mortgage Borrower or any of the Mortgage Guarantors from liability under the Mortgage Loan Documents, (B) Borrower’s release of the lien of the Mortgage from all or any portion of the Mortgaged Property or (C) Borrower’s modification, acceptance of the surrender, or waiver of any of the material terms, of the Mortgage Loan Documents and/or (III) the failure by Borrower and/or Guarantors to comply with the requirements of Article 7 hereof upon the acquisition of fee title to the Mortgaged Property by Borrower or Borrower’s Affiliate and (ii) any loss or damage suffered by Lender (including, without limitation, reasonable attorneys’ fees) by reason of (x) Borrower’s failure to prosecute the Foreclosure Proceedings, and/or otherwise enforce the terms of the Mortgage Loan Documents, in accordance with Lender’s instructions, at maturity or otherwise or (y) Borrower’s bad faith hindrance or frustration of Lender’s exercise of its rights or remedies under this Agreement or the other Transaction Documents during the continuance of an Event of Default.

(b) Guarantors shall be jointly and severally liable with Borrower on account of the Guarantied Obligations, and Lender shall not be required to proceed against Borrower before Lender proceeds against Guarantors on account thereof. Guarantors hereby represent and warrant to Lender that Guarantors have received, or will receive, direct or indirect benefit from the making of the Loan.

(c) Guarantors hereby waive (i) notice of acceptance hereof, (ii) grace, demand, presentment or protest with respect to the Guarantied Obligations or any instrument, agreement or document evidencing the same, (iii) notice of grace, demand, presentment and protest, (iv) notice of non-performance or other defaults, (v) notice of the renewal, extension, amendment and/or modification of any of the terms and provisions of this Lease and (v) any other notice in respect of Guarantied Obligations.

(d) The liability of Guarantors for the Guarantied Obligations shall not be impaired by Lender’s failure, refusal or neglect in the enforcement or collection of the Guarantied Obligations or any termination of this Agreement. This is an absolute, unconditional guaranty of payment and performance and is in no way conditioned upon any attempt to enforce the Guarantied Obligations against Borrower. The obligations of Guarantors under this Article 23 shall in no way be impaired or affected by the receivership, insolvency, bankruptcy or other proceedings in respect of Borrower. The obligations of Guarantors shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of the Guarantied Obligations is rescinded or must be returned by Lender upon the insolvency, bankruptcy or reorganization of Guarantors or otherwise.

(e) The provisions of this Article 22 shall survive the expiration or sooner termination of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.

Lender:

TL DOF III HOLDING CORPORATION, a Delaware corporation

By:	/s/ Steve Schwartz
Name: Steve Schwartz
Title: Managing Director

Borrower:

TNP SRT CONSTITUTION TRAIL, LLC, a Delaware limited liability company

By:	TNP Strategic Retail Operating Partnership,
L.P., a Delaware limited partnership
Its:	Sole Member

	By:	TNP Strategic Retail Trust, Inc., a Delaware corporation
	Its:	General Partner

	By:	/s/ James Wolford
	Name:	James Wolford
	Its:	CFO

Schedule of Exhibits

Exhibit A:	Mortgaged Property

Exhibit B:	Endorsements and Allonges to Promissory Note

Exhibit C:	Assignment of Mortgage

Exhibit D:	Mortgage Loan Documents

Exhibit E:	Omnibus Agreement

Exhibit F:	Omnibus Power of Attorney

Exhibit G:	Litigation Summary

Exhibit H:	Organizational Chart

Exhibit I:	Notice Addresses

Exhibit A: Mortgaged Property

EXHIBIT A

Legal Description of Mortgaged Property

TRACT NO. 1:

Lots 1, 2, 3, 6 and 8 and Outlots 5, 7, 12 and 500, 502, 503 and 504 in the Constitution Trail Subdivision, according to the Plat thereof recorded August 7, 2007 as Document Number 2007-21949, in McLean County, Illinois.

EXCEPTING: The Second Addition to Constitution Trail Centre a Planned Unit Development in the Town of Normal, according to the Plat thereof recorded June 5, 2008 as Document No. 2008-15763, in McLean County, Illinois.

EXCEPTING:

The Third Addition to Constitution Trail Centre a Planned Unit Development in the Town of Normal, according to the Plat thereof recorded June 5, 2008 as Document No. 2008-15764, in McLean County, Illinois.

EXCEPTING:

The First Addition to Constitution Trail Centre a Planned Unit Development in the Town of Normal, according to the Plat thereof recorded February 20, 2009 as Document No. 2009-4743, in McLEAN COUNTY, ILLINOIS.

EXCEPTING:

The Fourth Addition to Constitution Trail Centre a Planned Unit Development in the Town of Normal, according to the Plat thereof recorded July 1, 2009 as Document No. 2009-20923, in McLEAN COUNTY, ILLINOIS.

TRACT NO. 2:

Lot 10 and Outlot 508 in the Second Addition to Constitution Trail Centre a Planned Unit Development in the Town of Normal, according to the Plat thereof recorded June 5, 2008 as Document No. 2008-15763, in McLean County, Illinois.

TRACT NO. 3:

OutLot 509 In the Third Addition to Constitution Trail Centre a Planned Unit Development in the Town of Normal, according to the Plat thereof recorded June 5, 2008 as Document No. 2008-15764, in McLean County, Illinois.

TRACT NO. 4:

Lot 20 and Outlots 506 and 507 in the First Addition to Constitution Trail Centre a Planned Unit Development in the Town of Normal, according to the Plat thereof recorded February 20, 2009 as Document No. 2009-4743, in McLEAN COUNTY, ILLINOIS.

TRACT NO. 5:

Lots 9 and Outlot 510 in the Fourth Addition to Constitution Trail Centre a Planned Unit Development in the Town of Normal, according to the Plat thereof recorded July 1, 2009 as Document No. 2009-20923, in McLEAN COUNTY, ILLINOIS.

14-16-454-001 Lot 1;

14-16-454-002 Lot 2;

14-16-454-004 Lot 3;

14-16-380-001 Lot 6;

14-16-379-004 Lot 8;

14-16-380-002 Outlot 5;

14-16-379-005 Outlot 7;

14-16-379-001 Outlot 12;

14-16-454-003 Outlot 500;

14-16-326-003 Outlot 502;

14-16-326-002 Outlot 503;

14-16-404-001 and 14-16-404-002 Outlot 504 and as underlying land No. for Lot 20 and Outlots 506 and 507;

14-16-379-006 and 14-16-379-007 Underlying lands - Lot 10 and Outlot 508 and as unlying lands No. for Lot 9 and Outlots 510

14-16-405-001 Underlying lands 0 Lot 509

Exhibit B: Endorsement and Allonge to Promissory Notes

ENDORSEMENT AND ALLONGE TO PROMISSORY NOTE A-1

PAY to the order of                     , a                     , without warranty, representation or recourse of any kind, that certain Promissory Note dated October 12, 2006, made by Constitution Trail, LLC, a Nebraska limited liability company (“Borrower”) to the order of M&I Marshall and Ilsley Bank (“Lender”) in the principal amount of Thirty-one Million Six Hundred Thousand and No/100 Dollars ($31,600,000.00), as amended by that certain Split, Amended and Restated Promissory Note A-1 dated January 12, 2010 made by Borrower to the order of Lender in the principal amount of Thirty-two Million and No/100 ($32,000,000.00).

SRT CONSTITUTION TRAIL, LLC, a Delaware limited liability company

By:	TNP Strategic Retail Operating Partnership,
L.P., a Delaware limited partnership
Its:	Sole Member

	By:	TNP Strategic Retail Trust, Inc.,
a Delaware corporation
	Its:	General Partner

By:
Name:
Its:

ENDORSEMENT AND ALLONGE TO PROMISSORY NOTE A-2

PAY to the order of                     , a                     , without warranty, representation or recourse of any kind, that certain Promissory Note dated October 12, 2006, made by Constitution Trail, LLC, a Nebraska limited liability company (“Borrower”) to the order of M&I Marshall and Ilsley Bank (“Lender”) in the principal amount of Thirty-one Million Six Hundred Thousand and No/100 Dollars ($31,600,000.00), as amended by that certain Split, Amended and Restated Promissory Note A-2 dated January 12, 2010 made by Borrower to the order of Lender in the principal amount of Eight Million Eight Hundred Sixty-Seven Thousand Five Hundred Ninety-Three and No/100 ($8,867,593.00).

SRT CONSTITUTION TRAIL, LLC,
a Delaware limited liability company

By:	TNP Strategic Retail Operating Partnership,
L.P., a Delaware limited partnership
Its:	Sole Member

	By:	TNP Strategic Retail Trust, Inc.,
a Delaware corporation
	Its:	General Partner

By:
Name:
Its:

ENDORSEMENT AND ALLONGE TO PROMISSORY NOTE B

PAY to the order of                 , a                 , without warranty, representation or recourse of any kind, that certain Promissory Note B dated January 12, 2010, made by Constitution Trail, LLC, a Nebraska limited liability company (“Borrower”) to the order of M&I Marshall and Ilsley Bank (“Lender”) in the principal amount of One Million Six Hundred Thousand and No/100 Dollars ($1,600,000.00).

SRT CONSTITUTION TRAIL, LLC, a Delaware limited liability company

By:	TNP Strategic Retail Operating Partnership, L.P., a Delaware limited partnership
Its:	Sole Member

	By:	TNP Strategic Retail Trust, Inc., a Delaware corporation
	Its:	General Partner

By:
Name:
Its:

Exhibit C: Assignment of Mortgage

ASSIGNMENT OF MORTGAGE

TNP SRT CONSTITUTION TRAIL, LLC, a Delaware limited liability company (the “Assignor”), the Mortgagee named in the Mortgage described below, for and in consideration of the sum of TEN DOLLARS ($10.00) lawful money of the United States of America, paid to it by                     , a                      (the “Assignee”), the receipt of which is hereby acknowledged, has granted, bargained, sold, assigned, transferred and set over, and by these presents does grant, bargain, sell, assign, transfer and set over unto the Assignee and without recourse, representations or warranties of any kind whatsoever, all of the Assignor’s right, title and interest in and to that certain Construction Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing (the “Mortgage”) made by Constitution Trail, LLC, a Nebraska limited liability company (“Borrower”) in favor of Assignor dated October 13, 2006, which said Mortgage was RECORDED on October 20, 2006, in the RECORDER’S office of the County of McLean in the State of Illinois as File Number 2006-00029354, as modified by the following:

(a) Loan Modification Agreement dated October 2, 2007, by and between Constitution Trail, LLC, Roger S. “Steve” Clary, Terry L. Clauff, David Rose, and Assignor, and RECORDED on October 18, 2007, in the RECORDER’S office of the County of McLean in the State of Illinois as File Number 2007-00028803;

(b) Unrecorded Second Loan Modification Agreement dated October 12, 2009, by and between Constitution Trail, LLC and Assignor;

(c) Modification to Construction Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing and Assignment of Rents and Leases dated January 12, 2010, by and between Constitution Trail, LLC and Assignor, and RECORDED on March 26, 2010 in the RECORDER’S office of the County of McLean in the State of Illinois as File Number 2010-00006043; and

(d) Assignment of Mortgage dated June 29, 2011 by M&I Marshall & Ilsley Bank, a Wisconsin state-chartered bank, as assignor thereunder, in favor of Assignor.

Which said Mortgage, together with the principal note therein described, and the money due or to become due thereon with the interest thereon, subject only to the provisions in said Mortgage, and which Mortgage encumbers the real property described on Exhibit A attached hereto.

TO HAVE, HOLD, RECEIVE AND TAKE, all and singular the hereditaments and premises hereby and thereby granted, described and assigned, or mentioned and intended so to be, with the appurtenances, unto the Assignee to and for its proper use and benefit forever.

[SIGNATURE FOLLOWS]

WITNESS the following signature:

ASSIGNOR: SRT CONSTITUTION TRAIL, LLC, a Delaware limited liability company

By:	TNP Strategic Retail Operating Partnership, L.P., a Delaware limited partnership
Its:	Sole Member

	By:	TNP Strategic Retail Trust, Inc., a Delaware corporation
	Its:	General Partner

By:
Name:
Its:

Exhibit D: Mortgage Loan Documents

MORTGAGE LOAN DOCUMENTS

1. Construction Loan Agreement dated as of October 12, 2006 between Original Lender and Borrower (“Loan Agreement”).

2. Promissory Note dated October 12, 2006 for $31,600,000.00 made by Borrower to the order of Original Lender (“Original Note”).

3. Construction Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated as of October 13, 2006 made by Borrower in favor of Original Lender (“Mortgage”).

4. Assignment of Rents and Leases dated as of October 13, 2006 by Borrower in favor of Original Lender (“Assignment of Rents and Leases”).

5. Guaranty of Payment and Completion dated as of October 12, 2006 made by Roger S. “Steve” Clary, Terry L. Clauff and David Rose (collectively, “Guarantors”) in favor of Original Lender.

6. Environmental Indemnity Agreement dated as of October 12, 2006 by Borrower and Guarantors in favor of Original Lender.

7. Assignment of Plans, Specifications, Construction and Service Contracts, Licenses and Permits dated as of October 12, 2006 by Borrower in favor of Original Lender.

8. Consent of Architect dated as of October 9, 2006 made by Thomas Roof, Inc. in favor of Original Lender.

9. Consent of General Contractor dated as of October 6, 2006 made by R.G. Brinkmann Company in favor of Original Lender.

10. Assignment and Subordination of Management Agreement dated as of October 12, 2006 between Borrower in favor of LaSalle Bank National Association.

11. Loan Modification Agreement dated as of October 2, 2007 among Original Lender, Borrower and Guarantors (increased principal amount of Original Loan to $43,150,00.00).

12. Second Loan Modification Agreement dated as of October 12, 2009 between Original Lender and Borrower (extended maturity date to October 13, 2009).

13. Third Loan Modification Agreement dated                     , 2010 among Original Lender, Borrower, and Guarantors (split Original Loan into Loan A-1 and Loan A-2 and provided for new Loan B).

14. Modification to Construction Mortgage Security Agreement Assignment of Rents and Leases and Fixture Filing and Assignment of Rents and Leases dated as of January 12, 2010 between Borrower and Original Lender.

15. Split, Amended and Restated Promissory Note A-1 dated January 12, 2010 for $32,000,000.00 made by Borrower to the order of Original Lender (“Note A-1”).

16. Split, Amended and Restated Promissory Note A-2 dated January 12, 2010 for $8,867,593.00 made by Borrower to the order of Original Lender (“Note A-2”).

17. Promissory Note B dated January 12, 2010 for $1,600,000.00 made by Borrower in favor of Lender (“Note B”).

18. Guaranty of Note B dated as of January 12, 2010 made by Guarantors in favor of Original Lender 19. Lockbox-Deposit Account Agreement dated as of January 12, 2010 between Original Lender and Borrower (the “Lockbox Agreement”).

Exhibit E: Omnibus Agreement

OMNIBUS ASSIGNMENT

THIS GENERAL ASSIGNMENT (This “Assignment”) is made as of this 29th day of June, 2011, by TNP SRT CONSTITUTION TRAIL, LLC, a Delaware limited liability company having a place of business at c/o Thompson National Properties, LLC, 1900 Main Street, Ste. 700, Irvine, CA 92614 (“Assignor”) in favor of                     , a                     , having a place of business at                      (“Assignee”).

For good and valuable consideration, Assignor and Assignee hereby agree as follows:

Assignor hereby sells, assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in and to all of the notes described in Schedule A annexed hereto and the loans evidenced by such notes, including any and all guaranties and collateral and other security for the Loan, which notes are secured by a mortgage lien encumbering the premises described in Schedule 2 annexed hereto. This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns. This Assignment shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, Assignor has executed this Assignment as of the date first above written.

Assignor:

TNP SRT CONSTITUTION TRAIL, LLC,
a Delaware limited liability company

By:	TNP Strategic Retail Operating Partnership, L.P., a Delaware limited partnership
Its:	Sole Member

	By:	TNP Strategic Retail Trust, Inc., a Delaware corporation
	Its:	General Partner

By:
Name:
Its:

Schedule A

1. Promissory Note dated October 12, 2006, made by Constitution Trail, LLC, a Nebraska limited liability company (“Borrower”) to the order of M&I Marshall and Ilsley Bank (“Lender”) in the principal amount of Thirty-one Million Six Hundred Thousand and No/100 Dollars ($31,600,000.00), as amended by that certain Split, Amended and Restated Promissory Note A-1 dated January 12, 2010 made by Borrower to the order of Lender in the principal amount of Thirty-two Million and No/100 ($32,000,000.00).

2. Promissory Note dated October 12, 2006, made by Constitution Trail, LLC, a Nebraska limited liability company (“Borrower”) to the order of M&I Marshall and Ilsley Bank (“Lender”) in the principal amount of Thirty-one Million Six Hundred Thousand and No/100 Dollars ($31,600,000.00), as amended by that certain Split, Amended and Restated Promissory Note A-2 dated January 12, 2010 made by Borrower to the order of Lender in the principal amount of Eight Million Eight Hundred Sixty-Seven Thousand Five Hundred Ninety-Three and No/100 ($8,867,593.00).

3. Promissory Note B dated January 12, 2010, made by Constitution Trail, LLC, a Nebraska limited liability company (“Borrower”) to the order of M&I Marshall and Ilsley Bank (“Lender”) in the principal amount of One Million Six Hundred Thousand and No/100 Dollars ($1,600,000.00).

Exhibit F: Omnibus Power of Attorney

POWER OF ATTORNEY

“Know All Men by These Presents, that TNP SRT CONSTITUTION TRAIL, LLC, a Delaware limited liability company (“Borrower”), hereby appoints                     , a                      (“Lender”), its attorney-in-fact to act in Borrower’s name, place and stead, after the occurrence of an Event of Default, to take such measures, during the occurrence of an Event of Default, as may be appropriate to enforce Lender’s rights in respect of the Collateral, and to take such other steps as may be necessary or desirable to enforce Lender’s rights against the Collateral. Capitalized terms set forth in this Agreement and not otherwise defined shall have the meanings ascribed thereto in that certain Credit Agreement, dated as of June 29, 2011, between Lender and Borrower, as the same may be amended from time to time.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, BORROWER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OF FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND BORROWER ON ITS OWN BEHALF AND ON BEHALF OF BORROWER’S SUCCESSORS AND ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

IN WITNESS WHEREOF, Borrower has caused this Power of Attorney to be executed and delivered as of the                      day of June, 2011.

BORROWER:

TNP SRT CONSTITUTION TRAIL, LLC, a Delaware limited liability company

By:	TNP Strategic Retail Operating Partnership, L.P., a Delaware limited partnership
Its:	Sole Member

	By:	TNP Strategic Retail Trust, Inc., a Delaware corporation
	Its:	General Partner

By:
Name:
Its:

Exhibit G: Litigation Summary

LITIGATION SUMMARY

None.

Exhibit H: Organizational Chart

Organizational Chart for TNP Strategic Retail Trust, Inc.

Exhibit I: Notices

NOTICES

If to Lender:

TL DOF III Holding Corporation

c/o Torchlight Investors

230 Park Avenue, 12th Floor

New York, NY 10169

If to Borrower:

TNP SRT Constitution Trail, LLC

Thompson Properties, LLC

1900 Main Street, Suite 700

Irvine, CA 92614